Exhibit 99.1

For more information contact:
Markel Corporation, Investor Relations
804-747-0136
investorrelations@markelcorp.com

Nephila
Mandi Abate Little
615-509-9007
mabatelittle@nephilaadvisors.com

FOR IMMEDIATE RELEASE

Markel to acquire Nephila Holdings Limited

RICHMOND, VA and NASHVILLE, TN, August 31, 2018 – Markel Corporation (“Markel”) (NYSE: MKL) and Nephila Holdings Limited (“Nephila”) announced today that they have entered into a definitive agreement for Markel to acquire all of the outstanding shares of Nephila.

Nephila is the pre-eminent insurance-linked securities manager in the world. Nephila brings deep and long-term investor relationships, tremendous energy, creativity and innovation in matching investor risk appetites with client needs. Nephila, whose revenue is driven primarily through management and incentive fees, manages over $12 billion of assets under management for over 300 geographically diverse investors. Adding the unique and proven talents of Nephila to the specialty insurance and reinsurance platforms of Markel will produce a powerful combination that will drive long-term growth and value to the benefit of the companies’ investors.

Richie Whitt, Markel’s Co-Chief Executive Officer, commented, “We are excited to welcome Nephila to the Markel team. Frank Majors and Greg Hagood have built the industry’s pre-eminent and longest-tenured insurance-linked securities manager. With a proven 20 year track record of success, they bring with them an incredibly experienced and talented management team and a culture of creativity, innovation and excellence that exemplifies the Markel Style. The addition of Nephila to Markel’s insurance, reinsurance, insurtech, fronting, and existing insurance-linked securities capabilities will enhance and strengthen the breadth and depth of Markel’s offerings to policyholders, producers and investors.”

Frank Majors, Nephila’s Co-Chief Executive Officer, remarked, “We are delighted to be joining Markel, a company with a similar culture, strategic outlook and long-term focus. They have built a great company with a sterling reputation for both outstanding performance and a collaborative business approach, and have a proven track record of successful acquisitions. Markel shares our strategic vision for the future of the insurance markets; this transaction will allow us to accelerate our delivery of that strategy, creating additional value for our investors and our trading partners. We are looking forward to working with the Markel team, and are excited by the possibilities from our combined strengths.”

Greg Hagood, Nephila’s Co-Chief Executive Officer, added, “As the industry continues to evolve, we believe the resources and expertise from both platforms will provide meaningful benefits to our investor base, as it combines the investment independence of a 20 year, stand-alone insurance-linked securities manager with the additional resources of a well-respected and strongly rated insurer.  We are excited about leveraging these joint resources on behalf of our investors in the years ahead.”

Upon completion of the transaction, Nephila will continue to operate as a separate business unit. The management team, led by Greg Hagood and Frank Majors, will remain in place and will continue to be based in Bermuda, San Francisco, CA, Nashville, TN and London.

The transaction, which is subject to approvals by relevant insurance regulators and other customary closing conditions, is expected to close in the fourth quarter of 2018. The transaction is not subject to any financing condition, and Markel plans to finance the transaction using cash balances on hand.

Whitt added, “The combined assets under management (AUM) between Nephila and Markel CATCo will stand at approximately $19 billion, representing approximately 20% of the insurance-linked securities sector. With this transaction, Markel is set to become the largest manager of funds in this sector.”

Advisors
Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Markel. Evercore is serving as exclusive financial advisor to Nephila and Willkie Farr & Gallagher LLP is serving as Nephila’s legal counsel.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at markelcorp.com.

About Nephila
Nephila is a leading investment manager specializing in reinsurance risk. Nephila offers a broad range of investment products focusing on instruments such as insurance-linked securities, catastrophe bonds, insurance swaps, and weather derivatives. Nephila has assets under management of approximately $12.3 billion as of July 31, 2018 and has been managing institutional assets in this space since it was founded in 1998. The firm has over 180 employees based in their Bermuda headquarters, San Francisco, CA, Nashville, TN and London. Visit Nephila on the web at www.nephila.com.

Disclaimer
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Markel's and Nephila's beliefs, plans or expectations, are forward-looking statements. These statements are based on Markel's and Nephila's current plans, estimates, and expectations. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Neither Markel nor Nephila assumes any obligation to update this release (including any forward-looking statements herein) as a result of new information, developments, or otherwise. This release speaks only as of the date issued.

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